EXHIBIT 99.1

CONTINENTAL RESOURCES, INC. ANNOUNCES RESULTS FOR ADDITIONAL NORTH DAKOTA, MICHIGAN AND OKLAHOMA WELLS

Ten Early 2010 Bakken Wells Average 1,345 Boe in Initial One-Day Tests

ENID, OKLAHOMA – March 16, 2010/PR Newswire – FirstCall/Continental Resources, Inc. (NYSE:CLR) announced that it has completed 10 wells in the Bakken Shale play since the beginning of 2010, as well as additional wells in the North Dakota Lodgepole, Michigan’s Trenton/Black River and Anadarko Woodford plays.

The Company previously announced the first quarter 2010 completion of the Hawkinson 1-22H (48% WI) in Dunn County, North Dakota with a one-day initial test production rate of 2,338 Boe (barrels of oil equivalent). In the Montana Bakken, Continental also announced the completion of the Rognas 2-22H (95% WI) in Richland County, with a one-day initial test production of 1,014 Boe. Both wells were announced on February 25, 2010.

Today eight additional Company-operated North Dakota Bakken wells were announced with their one-day test production results:

•	Clover 1-3H (73% WI) in Dunn Co. – 1,897 Boe;

•	Kummer 1-31H (32% WI) in McKenzie Co. – 1,715 Boe;

•	Bice 2-29H (45% WI) in Dunn Co. – 1,429 Boe;

•	Norman 1-9H (46% WI) in McKenzie Co. – 1,366 Boe;

•	Larson 1-28H (44% WI) in Williams Co. – 1,178 Boe;

•	Milton 1-23H (83% WI) in Divide Co. – 1,026 Boe;

•	Obert 1-13H (41% WI) in Williams Co. – 896 Boe;

•	Arvid 2-34H (46% WI) in Divide Co. – 587 Boe.

The average initial production was 1,345 Boe for all 10 Company-operated wells completed thus far in the first quarter of 2010. These volumes were produced through permanent facilities over a 24-hour period, rather than simply flowing through test equipment and extrapolated.

The Bice 2-29H and Arvid 2-34H were Middle Bakken wells, with their horizontal well bores located above and offset approximately 660 feet from existing Three Forks wells that the Company completed in 2008. The Company is in dual-zone development in its core North Dakota acreage.

“The Bice 1-29H was our first Three Forks well completed in May 2008,” said Harold Hamm, Chairman and Chief Executive Officer. “The Bice 2-29H is particularly important because its initial productivity was so much stronger than the 1-29H, which has been producing now for almost two years. Despite almost 83,000 Boe of production from the lower Three Forks zone, there was no pressure depletion in the Middle Bakken zone with the Bice 2-29H.”

In its first 21 days of production, the Bice 2-29H produced a cumulative total of 16,318 Boe, 70 percent more than the Bice 1-29H during its first 21 days of production.

The Obert 1-13H was Continental’s first test in the westernmost portion of the North Dakota Bakken and was successfully completed in the Three Forks zone. “The Three Forks is clearly productive in the western part of the play,” Mr. Hamm said. “We’ve just finished drilling a second well nearby in western Williams County, targeting the Middle Bakken zone, which has been very prolific. The Bakken continues to grow to the west of the Nesson Anticline.”

Second Lodgepole Well in Stark County, ND

Continental announced its second Lodgepole discovery in Stark County, ND. The Gruman 18-3 (33% WI) flowed at 474 Bopd at 440 psi flowing tubing pressure from 11 feet of perforations in the Lodgepole formation. The well was a conventional vertical test.

Armstrong Operating, Inc. of Dickinson, ND is operator for the well. The third partner in the well was Tom Jordan, representing Jordan Oil & Gas Company of Healdsburg, CA.

The Laurine Engel #1 (33% WI), Armstrong Operating’s initial Lodgepole discovery well, was completed in September 2009, flowing at 463 Bopd. It has produced 76,200 barrels of oil to date.

In the nearby Dickinson Lodgepole fields, 41 producing wells have yielded 55 million barrels of oil and 28 Bcf of natural gas since the initial discovery in 1993, the Company said.

Trenton/Black River

Continental has resumed drilling its acreage in Michigan’s Trenton/Black River play, in Hillsdale County. Recently completed was the Abraham 1-6 (83% WI), flow-testing at the state allowable 200 barrels of oil and 37 Mcf of natural gas through a 12/64ths choke and 300 psi flowing tubing pressure. A reserve estimate for the Abraham 1-6 is expected to be available later in 2010.

The Company also announced the Gordon 1-36 HD (83% WI), which flow-tested 50 barrels of oil and 100 Mcf of gas per day through a 7/64ths choke at 370 psi flowing tubing pressure. The Gordon is producing from an unstimulated 1,360-foot horizontal well bore drilled in the Van Wert zone within the Black River formation. The Company plans to stimulate the well in May 2010.

The Company’s initial discovery well in the play in late 2007 was the McArthur 1-36 (83% WI), followed by the Boardman 1-1 (83% WI) and the Anspaugh 1-1 (83%WI) in early 2008. The McArthur, Boardman and Anspaugh continue to flow at the state allowable 200 Bopd. Continental’s wells in the field have been assigned gross proved EUR reserves of 1,469,000 Boe. The Company is drilling conventional vertical wells in the Trenton/Black River play, guided by 3D seismic analysis. Wells typically cost less than $1 million to drill and complete.

Continental has leased 51,000 net acres in the play and has shot and processed approximately 39 square miles of 3D seismic data to date. The Company has identified 23 additional potential well sites and plans to drill six of these in 2010, as well as shooting an additional 14 square miles of 3D seismic.

Anadarko Woodford

The Company also reported preliminary test results from the Ballard 1-17H (99% WI) in Grady County, in the Southeast Cana area of the Anadarko Woodford. Early test rates of approximately 200 Bopd and 750 Mcfpd were measured as the well was being equipped for production. Flowing tubing pressure was 150 psi, flowing back load water at the rate of 35 to 40 barrels per hour.

Continental Resources is a crude-oil concentrated, independent oil and natural gas exploration and production company. The Company focuses its operations in large new and developing plays where horizontal drilling, advanced fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations.

Forward-Looking Statements

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All information, other than historical facts included in this press release, regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission.

CONTACTS: Continental Resources, Inc.
Investors	Media
Warren Henry, VP Investor Relations	Brian Engel, VP Public Affairs
580-548-5127	580-249-4731
warrenhenry@contres.com	brianengel@contres.com